EXHIBIT 12

                             U S WEST, Inc.
                   RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollars in Millions)
                                                    Quarter Ended
                                                  9/30/94    9/30/93
- ------------------------------------------------ ---------  ---------
Income (loss) from continuing operations before
 income taxes and extraordinary items (1)            $514     ($535)
Interest expense (net of amounts capitalized)         104       101
Interest factor on rentals (1/3)                       23        24
                                                ---------  ---------
Earnings                                             $641     ($410)

Interest expense                                      114       101
Interest factor on rentals (1/3)                       23        24
                                                ---------  ---------
Fixed charges                                        $137      $125

Ratio of earnings to fixed charges                   4.68     (3.28)
- ------------------------------------------------ --------- ---------

                                                     Year-to-Date
                                                  9/30/94    9/30/93
- ------------------------------------------------ ---------  ---------
Income from continuing operations before
 income taxes and extraordinary items (1)           $1,645       $351
Interest expense (net of amounts capitalized)          323        314
Interest factor on rentals (1/3)                        70         75
                                                 ---------  ---------
Earnings                                            $2,038       $740

Interest expense                                       348        314
Interest factor on rentals (1/3)                        70         75
                                                 ---------  ---------
Fixed charges                                         $418       $389

Ratio of earnings to fixed charges                    4.88       1.90
- ------------------------------------------------ ---------  ---------

(1) Third quarter 1993 includes a one-time restructuring charge of $1,000. Excluding the restructuring charge the ratio of earnings to fixed charges would have been 4.72.